Exhibit 99.1

For Immediate Release

Investor/Media Contact:  Dave Prichard

                               608-278-6141

Spectrum Brands Holdings Reports Record Fiscal 2014 Results

Delivers Fourth Quarter Growth in Net Sales, Net Income,

GAAP EPS, Adjusted EPS and Adjusted EBITDA

Net Cash Provided from Operating Activities after purchases of Property, Plant and Equipment (Free Cash Flow) Reaches $359 million in Fiscal 2014

Versus $254 million in Fiscal 2013 and $208 million in Fiscal 2012

Planning 6th Consecutive Year of Record Performance in Fiscal 2015

Middleton, WI, November 20, 2014 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company with market-leading brands, today reported record performance for fiscal 2014 ended September 30, 2014 with results that met or exceeded financial targets. All but one of the Company’s businesses achieved increased adjusted EBITDA in fiscal 2014.  Continuous improvement savings also reached a record annual amount.  Fiscal 2014 free cash flow reached a record $359 million versus $254 million in fiscal 2013.

The Company’s record fiscal 2014 results included growth in every quarter of the year, including a fourth quarter highlighted by increases in net sales, GAAP and adjusted earnings per share, and adjusted EBITDA.

Spectrum Brands said it expects to achieve a sixth consecutive year of record net sales and profitability in fiscal 2015.  The Company currently expects to complete its acquisition of the IAMS and Eukanuba pet food business in Europe from Procter & Gamble by early in the first quarter of calendar 2015.

Fiscal 2014 Highlights:

•

Net sales of $4.43 billion in fiscal 2014 increased 8.4 percent versus $4.09 billion a year ago;  including HHI on a pro forma basis as if part of the Company for all of fiscal 2013, net sales increased 3.5 percent and 3.7 percent excluding the negative impact of foreign exchange.  See Table 5 for a reconciliation of GAAP sales to pro forma sales.

•

Net income of $214.1 million and diluted income per share of $4.02 in fiscal 2014 compared to a net loss of $55.2 million and diluted loss per share of $1.06 in fiscal 2013, which was due primarily to $122.2 million of costs and expenses related to the extinguishment of $950 million of senior secured notes in the fourth quarter of fiscal 2013.

•	Adjusted diluted earnings per share, a non-GAAP measure, of $4.06 in fiscal 2014 increased 36.2 percent compared to $2.98 last year. See Table 3 for a reconciliation to GAAP earnings per share.

•	Adjusted diluted earnings per share in the fourth quarter of fiscal 2014 increased 11.4 percent to $0.98 versus $0.88 a year earlier. See Table 3 for a reconciliation to GAAP earnings per share.
•

Adjusted EBITDA, a non-GAAP measure, of $724.4 million in fiscal 2014 increased 7.0 percent versus $677.1 million in fiscal 2013, which included HHI on a pro forma basis as if acquired at the beginning of fiscal 2013.  See Table 4 for a reconciliation to GAAP net income.

•

Adjusted EBITDA, a non-GAAP measure, of $186.8 million in the fourth quarter of fiscal 2014 increased from $184.7 million last year, which represented the 16th consecutive quarter of year-over-year adjusted EBITDA growth.  See Table 4 for a reconciliation to GAAP net income.

•

Adjusted EBITDA margin, a non-GAAP measure, in fiscal 2014 increased to 16.4 percent versus 15.8 percent in fiscal 2013, which represented the seventh consecutive year of adjusted EBITDA margin improvement.  See Table 4 for a reconciliation to GAAP net income.

•

Term debt was reduced by approximately $250 million in fiscal 2014, which resulted in leverage (total debt to adjusted EBITDA) of approximately 4.1 times at the end of fiscal 2014, consistent with previous guidance.

•

Fiscal 2014 net cash provided from operating activities after purchases of property, plant and equipment (free cash flow, a non-GAAP measure) was $359 million in fiscal 2014 compared to $254 million in fiscal 2013 and $208 million in fiscal 2012.  See Table 6 for a reconciliation to GAAP Cash Flow from Operating Activities.

“Fiscal 2014 was our fifth consecutive year of record performance,” said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings.  “We delivered solid, consistent sales growth each quarter of about 3.5 percent.  Adjusted EBITDA grew at twice the rate of sales, and gross and adjusted EBITDA margins expanded.  Free cash flow grew to a record $359 million, or nearly $7 per share, from $254 million, or nearly $5 per share, in fiscal 2013.  This performance was achieved despite a challenging year for our Global Pet Supplies business.

“Fiscal 2014 cost improvement savings reached a record level,” Mr. Lumley said, “reinforcing our focus on a lower cost structure, more than offsetting higher product costs, and enabling us to invest in new products, a number of which are launching now and throughout fiscal 2015.

“While our fourth quarter growth and leverage trajectory slowed from earlier quarters, we posted improved results and met our fiscal 2014 financial goals,” he added.  “Throughout 2014, we executed well in the face of significant adversity that we are all too familiar with – challenging global economies, sluggish spending by still cautious and financially stretched consumers, tighter retailer inventory levels and reorder rates, stagnant store traffic, unusual and disruptive weather patterns, and increased competitor discounting and promotions in certain of our businesses.

“Our Spectrum Value Model connects well with retailers and consumers in this difficult global economy,” Mr. Lumley said.  “Our ‘same or better performance/less price,’ value-branded Spectrum Brands products are a match for smart, value-focused shoppers and are well-positioned to withstand erratic discounting by premium-priced products.  Our brands are largely non-discretionary, non-premium priced, home-related, replacement packaged goods used daily by consumers.

“We see another year of record results in fiscal 2015,” he said. “And, like many global companies, we are facing the reality of significant foreign currency headwinds, predominantly the Euro but also across most of our exposure spectrum.  In addition, we are experiencing select commodity cost pressures and continue to see disruptive pricing behavior by some competitors who appear to be searching for growth through volume in a world where value is winning.

“Our growth in fiscal 2015 will again come from a mix of new products with better features, new retailers, distribution and market share gains, cross-selling and e-commerce, supplemented by accretive, tuck-in acquisitions such as Tell Manufacturing and the IAMS and Eukanuba European pet food business,” Mr. Lumley said.  “Our focus remains on growing our adjusted EBITDA and maximizing sustainable free cash flow.

“To help us offset foreign currency and other cost pressures, we also are moving to a more efficient global operating structure, combining our Pet and Home and Garden businesses and our Batteries and Appliances businesses into the PHG and GBA divisions, along with certain other streamlining across the entire business,” Mr. Lumley said.  “We anticipate the cost savings from this two-year restructuring initiative to have a one-year simple payback period.”

Fiscal 2014 Consolidated Financial Results

Consolidated net sales of $4.43 billion in fiscal 2014 increased 8.4 percent compared to $4.09 billion in fiscal 2013.  The increase was the result of the Hardware and Home Improvement Group (HHI) acquisition on December 17, 2012 and higher revenues for the Home and Garden and Batteries businesses. Including HHI on a pro forma basis as if part of the Company for all of fiscal 2013, net sales of $4.43 billion increased 3.5 percent compared to $4.28 billion last year.  See Table 5 for a reconciliation of GAAP sales to pro forma sales.

Gross profit and gross profit margin for fiscal 2014 of $1.57 billion and 35.4 percent, respectively, improved compared to $1.39 billion and 34.0 percent in fiscal 2013.  All but one division contributed to the gross profit margin improvement.

The Company reported GAAP net income of $214.1 million, or $4.02 diluted income per share, in fiscal 2014 on average diluted shares and common stock equivalents outstanding of 53.3 million. In fiscal 2013, the Company reported a GAAP net loss of $55.2 million, or $1.06 diluted loss per share, on average diluted shares and common stock equivalents outstanding of 52.0 million.  Adjusted for certain items in both fiscal years, which are presented in Table 3 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share, a non-GAAP measure, of $4.06 in fiscal 2014, a 36.2 percent increase compared to $2.98 in fiscal 2013.

Adjusted EBITDA, a non-GAAP measure, of $724.4 in fiscal 2014 increased 7.0 percent compared to $677.1 million in fiscal 2013, including HHI on a pro forma basis as if part of the Company for all of fiscal 2013.  Virtually all divisions reported improved adjusted EBITDA year-over-year.  Adjusted EBITDA margin increased to 16.4 percent compared to 15.8 percent last year, which represented the seventh consecutive year of adjusted EBIDTA margin growth since fiscal 2007.  Adjusted EBITDA is a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends.  See Table 4 for a reconciliation to GAAP net income.

Fiscal 2014 Fourth Quarter Consolidated Financial Results

Consolidated net sales were $1.18 billion in the fourth quarter of fiscal 2014, an increase of 3.6 percent compared to $1.14 billion a year earlier.  The improvement was the result of higher net sales in the Company’s home and garden, HHI and battery businesses.

Gross profit and gross profit margin in the fourth quarter of fiscal 2014 were $411.0 million and 34.9 percent, respectively, compared to $396.5 million and 34.9 percent, respectively, last year.

Spectrum Brands Holdings reported higher net income of $47.9 million, or $0.90 diluted income per share, in the fourth quarter of fiscal 2014 on average diluted shares and common stock equivalents outstanding of 53.4 million.  In fiscal 2013, the Company reported a fourth quarter net loss of $36.7 million, or $0.70 diluted loss per share, on average diluted shares and common stock equivalents outstanding of 52.2 million.  Adjusted for certain items in both fiscal years, which are presented in Table 3 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share, a non-GAAP measure, of $0.98 in the fourth quarter of fiscal 2014, an 11.4 percent increase compared to $0.88 in the prior year.

Adjusted EBITDA of $186.8 million in the fourth quarter of fiscal 2014 increased from adjusted EBITDA of $184.7 million in fiscal 2013, and represented the 16th consecutive quarter of year-over-year adjusted EBITDA growth.  The adjusted EBITDA margin was 15.9 percent compared to 16.2 percent in the year-ago quarter.  See Table 4 for a reconciliation to GAAP net income.

Fiscal 2014 Fourth Quarter Segment Level Data

Global Batteries & Appliances

The Global Batteries & Appliances segment reported fiscal 2014 fourth quarter net sales of $595.7 million, an increase of 3.2 percent versus $577.3 million in the year-ago quarter.  Higher battery and personal care revenues drove the improvement.

Global battery net sales of $268.7 million in the fourth quarter of fiscal 2014 improved 5.9 percent compared to $253.6 million in the fourth quarter of fiscal 2013.  North American alkaline battery growth was driven by increases in a majority of all channels. In Europe, VARTA® battery growth was attributable to retailer distribution gains and promotions. Latin American battery revenues also increased.

Net sales for the global personal care product category of $129.4 million in the fourth quarter of fiscal 2014 increased 2.0 percent versus $126.9 million last year.  North America, Europe and the Asia-Pacific regions posted improvements.

Net sales of $197.6 million in the global small appliances product category in the fourth quarter of fiscal 2014 were essentially unchanged compared to $196.8 million in the year-ago quarter.  Higher European revenues from new listings and market share gains were offset by modest declines at several North American retailers.

With segment net income, as adjusted, of $61.4 million versus $54.8 million in the prior year, the Global Batteries & Appliances segment reported adjusted EBITDA of $84.2 million in the fourth quarter of fiscal 2014, an increase of 8.9 percent compared to adjusted EBITDA of $77.3 million in the year-ago quarter.  See Table 4 for a reconciliation to GAAP net income.

Global Pet Supplies

The Global Pet Supplies segment reported net sales of $159.8 million in the fourth quarter of fiscal 2014 compared to $165.2 million last year.  The decrease was attributable to lower aquatics sales in Europe and Japan from ongoing category softness and the decline of the Japanese Yen against the Euro, as well as a continuation of distribution challenges in Russia which have prevented aquatics deliveries into that country.  Higher companion animal net sales in North America partially offset the segment decline.

Segment net income, as adjusted, was $24.5 million in the fourth quarter of fiscal 2014 versus $25.9 million in the fourth quarter of fiscal 2013.  Fourth quarter adjusted EBITDA of $33.6 million decreased from $35.8 million in fiscal 2013 due to the lower aquatics category sales, including the effect of the Russian distribution challenges. See Table 4 for a reconciliation to GAAP net income.

Home and Garden

The Home and Garden segment reported record fourth quarter net sales of $109.0 million, an increase of 7.5 percent compared to $101.4 million in the fourth quarter of fiscal 2013.  The improvement was due primarily to higher net sales in the outdoor repellents category and, to a lesser degree, the positive impact of the Liquid Fence animal repellents acquisition completed on January 2, 2014.  Also contributing to the improvement were higher lawn and garden controls category sales driven by the extended selling season.

The segment reported fiscal 2014 fourth quarter net income, as adjusted, of $18.8 million versus $18.7 million in the prior year’s quarter.  Record fourth quarter adjusted EBITDA of $22.3 million compared to $21.8 million a year ago and was attributable to higher net sales as well as the positive impact of the Liquid Fence acquisition. See Table 4 for a reconciliation to GAAP net income.

The Home and Garden segment achieved record fiscal 2014 results. Net sales of $431.9 million and adjusted EBITDA of $101.8 million grew 10.6 percent and 13.0 percent, respectively, in fiscal 2014 compared to fiscal 2013.  The fiscal 2014 adjusted EBITDA margin was a record 23.6 percent versus 23.1 percent in fiscal 2013.  See Table 4 for a reconciliation to GAAP net income.

Hardware & Home Improvement

The Hardware & Home Improvement (HHI) segment reported net sales of $313.8 million in the fourth quarter of fiscal 2014, an increase of 6.8 percent compared to $293.8 million in the prior year’s quarter.  The revenue growth was primarily attributable to improvements in the U.S. residential security category, as well as increases in both the retail and non-retail sectors of the U.S. plumbing category.  Excluding the negative impact of foreign exchange, net sales increased 7.5 percent in the fourth quarter of fiscal 2014.

The segment reported net income, as adjusted, of $41.2 million in the fourth quarter of fiscal 2014 compared to $38.3 million in the prior year’s fourth quarter.  Adjusted EBITDA in the fourth quarter of fiscal 2014 increased to $55.3 million versus $54.4 million last year.  Excluding the negative impact of foreign exchange, adjusted EBITDA in the fourth quarter of fiscal 2014 increased 4.2 percent.  See Table 4 for a reconciliation to GAAP net income.

Liquidity and Debt

The Company completed fiscal 2014 on September 30, 2014 with a solid liquidity position, including a cash balance of approximately $195 million and zero cash drawn on its $400 million Asset Based Lending facility.

As of the end of fiscal 2014, the Company had approximately $2,991 million of debt outstanding, consisting of a series of secured Term Loans in the aggregate amount of $1,476 million, $520 million of 6.375% senior unsecured notes, $570 million of 6.625% senior unsecured notes, $300 million of 6.75% senior unsecured notes and approximately $125 million of capital leases and other obligations.

As a result of solid earnings and strong working capital management, the Company generated record annual free cash flow in fiscal 2014 of $359 million, surpassing its goal of at least $350 million and its fiscal 2013 free cash flow of $254 million.

The Company made in excess of $250 million of payments on its term debt during fiscal 2014.  This resulted in leverage (total debt to adjusted EBITDA) of approximately 4.1 times at the end of fiscal 2014, consistent with previous guidance.

Fiscal 2015 Outlook

Spectrum Brands expects fiscal 2015 net sales, as reported, to increase in the low to mid-single digit range compared to fiscal 2014 net sales of $4.43 billion, including the positive impact of the acquisition of Tell Manufacturing on October 1, 2014 and anticipated negative impacts from foreign exchange of 1.5 percent to 2 percent.

Fiscal 2015 free cash flow is projected to be approximately $400 million. Fiscal 2015 free cash flow is expected to be negatively impacted by foreign exchange, a modest increase in capital expenditures and the newly announced restructuring plan.  Capital expenditures, which were $73 million in fiscal 2014, are expected to be in the range of $75 million to $85 million.  These incremental investments are expected to increase both the Company’s margin structure and accelerate its organic sales growth rate in future years.

The Company also announced plans to transition to a more efficient global operating structure during fiscal 2015, combining its Pet and Home and Garden businesses and its Batteries and Appliances businesses into the PHG and GBA divisions, respectively, along with other streamlining moves across the Company.  Cost savings from this restructuring initiative are estimated to be realized over two years and will have a one-year simple payback period.

Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, November 20.  To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903. The conference ID number is 18320249. A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.  A telephone replay of the conference call will be available through Thursday, December 4.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister™, Remington®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag® and Liquid Fence®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 140 countries. Spectrum Brands Holdings generated net sales of approximately $4.43 billion in fiscal 2014. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods.  Excluding the impact of currency exchange rate fluctuations may provide additional meaningful information about underlying business trends.  In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).  See attached Table 3, “Reconciliation of GAAP Diluted Income (Loss) Per Share to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted earnings (loss) per share on a GAAP basis to adjusted diluted earnings (loss) per share, and see attached Table 4, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three months  and twelve months ended September 30, 2014 versus the three months and twelve months ended September 30, 2013. See attached Table 6, “Reconciliation of Cash Flow from Operating Activities to Free Cash Flow,” for a reconciliation of Net Cash provided from Operating Activities for the twelve months ended September 30, 2014, September 30, 2013 and September 30, 2012.  See

attached Table 7, “Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow,” for a reconciliation of Net Cash provided from Operating Activities to Free Cash Flow for the twelve months ending September 30, 2015.  Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  In addition, the Company’s management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements.  Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.  In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2014 (including its ability to increase its net sales and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands, Procter & Gamble’s European pet product business, and other bolt-on acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

# # #

Table 1

SPECTRUM BRANDS HOLDINGS, INC.

Condensed Consolidated Statements of Operations

For the three and twelve months ended September 30, 2014 and September 30, 2013

(Unaudited)

($ in millions, except per share amounts)

	THREE MONTHS			TWELVE MONTHS

	F2014	F2013	INC %	F2014	F2013	INC %
Net sales	$1,178.3	$1,137.7	3.6%	$4,429.1	$4,085.6	8.4%
Cost of goods sold	766.9	735.9		2,856.5	2,685.3
Restructuring and related charges	0.4	5.3		3.7	10.0
Gross profit	411.0	396.5	3.7%	1,568.9	1,390.3	12.8%

Selling	176.4	172.0		678.2	637.0
General and administrative	94.3	88.8		321.6	286.4
Research and development	12.6	11.8		47.9	43.3
Acquisition and integration related charges	5.6	7.9		20.1	48.4
Restructuring and related charges	6.5	1.0		19.2	24.0
Total operating expenses	295.4	281.5		1,087.0	1,039.1
Operating income	115.6	115.0		481.9	351.2
Interest expense	50.4	183.9		202.1	375.6
Other expense (income), net	1.9	(4.5)		6.3	3.5
Income (loss) from continuing operations before income taxes	63.3	(64.4)		273.5	(27.9)
Income tax expense (benefit)	15.2	(27.6)		59.0	27.4
Net income (loss)	48.1	(36.8)		214.5	(55.3)
Less: Net income (loss) attributable to non-controlling interest	0.2	(0.1)		0.4	(0.1)
Net income (loss) attributable to controlling interest	$47.9	$(36.7)		$214.1	$(55.2)
Average shares outstanding (a)	52.7	52.2		52.6	52.0
Basic income (loss) per share attributable to controlling interest	$0.91	$(0.70)		$4.07	$1.06
Average shares and common stock equivalents outstanding (a) (b)	53.4	52.2		53.3	52.0
Diluted income (loss) per share attributable to controlling interest	$0.90	$(0.70)		$4.02	$(1.06)
Cash dividends declared per common share	$0.30	$0.25		$1.15	$0.75

(a)	Per share figures calculated prior to rounding.

(b)	For the three and twelve months ended September 30, 2013, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2

SPECTRUM BRANDS HOLDINGS, INC.

Supplemental Financial Data

As of and for the three and twelve months ended September 30, 2014 and September 30, 2013

(Unaudited)

($ in millions)

Supplemental Financial Data	F2014	F2013
Cash and cash equivalents	$194.6	$207.3
Trade receivables, net	$439.0	$481.3
Days Sales Outstanding (a)	31.0	36.0
Inventory	$624.5	$632.9
Inventory Turnover (b)	4.0	4.0
Total debt	$2,997.1	$3,218.9

	THREE MONTHS		TWELVE MONTHS

Supplemental Cash Flow Data	F2014	F2013	F2014	F2013
Depreciation and amortization, excluding amortization of debt issuance costs	$59.3	$51.0	$204.5	$183.7
Capital expenditures	$22.4	$36.8	$73.3	$82.0

	THREE MONTHS		TWELVE MONTHS

Supplemental Segment Sales & Profitability	F2014	F2013	F2014	F2013
Net Sales
Global Batteries & Appliances	$595.7	$577.3	$2,230.7	$2,203.6
Global Pet Supplies	159.8	165.2	600.5	621.8
Home and Garden	109.0	101.4	431.9	390.5
Hardware & Home Improvement	313.8	293.8	1,166.0	869.6
Total net sales	$1,178.3	$1,137.7	$4,429.1	$4,085.6

Segment Profit
Global Batteries & Appliances	$66.0	$55.8	$256.6	$237.5
Global Pet Supplies	25.8	28.3	82.4	91.1
Home and Garden	19.0	18.8	89.2	78.5
Hardware & Home Improvement	46.8	42.2	172.2	88.7
Total segment profit	157.6	145.1	600.4	495.8

Corporate	29.5	15.9	75.5	62.2
Acquisition and integration related charges	5.6	7.9	20.1	48.4
Restructuring and related charges	6.9	6.3	22.9	34.0
Interest expense	50.4	183.9	202.1	375.6
Other expense (income), net	1.9	(4.5)	6.3	3.5
Income (loss) from continuing operations before income taxes	$63.3	$(64.4)	$273.5	$(27.9)

(a)	Reflects actual days sales outstanding at end of period.

(b)	Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by average inventory during the period.

Table 3

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Diluted Income (Loss) Per Share to Adjusted Diluted Earnings Per Share

For the three and twelve months ended September 30, 2014 and September 30, 2013

(Unaudited)

	THREE MONTHS				TWELVE MONTHS

	F2014		F2013		F2014		F2013
Diluted income (loss) per share, as reported	$0.90		$(0.70)		$4.02		$(1.06)
Adjustments, net of tax:
Pre-acquisition earnings of HHI	—		—		—		0.06	(a)
Acquisition and integration related charges	0.07	(b)	0.10	(c)	0.24	(d)	0.59	(e)
Restructuring and related charges	0.08	(f)	0.08	(g)	0.28	(f)	0.42	(g)
Debt refinancing costs	—		1.49	(h)	0.14	(i)	1.85	(j)
Purchase accounting inventory adjustment	—		—		—		0.38	(k)
Income taxes	(0.13)	(l)	(0.09)	(m)	(0.69)	(l)	0.70	(m)
Share dilution assumption	—		—	(n)	—		0.02	(n)
Other	0.06	(o)	—		0.07	(o)	0.02	(p)
	0.08		1.58		0.04		4.04

Diluted income per share, as adjusted	$0.98		$0.88		$4.06		$2.98

(a) For the twelve months ended September 30, 2013 reflects $3.2 million, net of tax, of pre-acquisition earnings related to the acquired HHI business. The Pre-acquisition earnings of HHI do not include the TLM Business as stand alone financial data is not available for the period presented. The TLM Business is not deemed material to the Company's operating results.

(b) For the three months ended September 30, 2014, reflects $3.7 million, net of tax, of acquisition and integration related charges, as follows: (i) $(0.1) million related to the acquisition of the HHI Business, consisting primarily of adjustments to previously accrued integration costs; (ii) $0.7 million related to the acquisition of Liquid Fence, consisting primarily of legal and professional fees; (iii) $0.1 million related to the acquisition of Shaser; and (iv) $3.0 million related to other adjustments.

(c) For the three months ended September 30, 2013, reflects $5.1 million, net of tax, of acquisition and integration related charges, as follows: (i) $3.8 million related to the acquisition of the HHI Business, consisting primarily of legal and professional fees; (ii) $0.5 million related to the acquisition of FURminator, consisting of integration costs; (iii) $0.5 million related to the merger with Russell Hobbs, consisting of integration costs; and (iv) $0.3 million related to the acquisition of Shaser and other acquisition activity, consisting of legal and professional fees.

(d) For the twelve months ended September 30, 2014, reflects $13.1 million, net of tax, of acquisition and integration related charges, as follows: (i) $7.2 million related to the acquisition of the HHI Business, consisting primarily of integration costs; (ii) $2.3 million related to the acquisition of Liquid Fence, consisting primarily of legal and professional fees; (iii) $0.6 million related to the acquisition of Shaser; and (iv) $3.0 million related to other adjustments.

(e) For the twelve months ended September 30, 2013, reflects $31.5 million, net of tax, of acquisition and integration related charges, as follows: (i) $24.0 million related to the acquisition of the HHI Business, consisting primarily of legal and professional fees; (ii) $3.1 million related to the acquisition of Shaser, consisting of integration and legal and professional fees; (iii) $2.4 million related to the merger with Russell Hobbs, consisting of integration costs; and (iv) $1.9 million related to the acquisition of FURminator and other acquisition activity, consisting of integration costs.

(f) For the three and twelve months ended September 30, 2014, reflects $4.3 million and $14.7 million, net of tax, respectively, of restructuring and related charges primarily related to the Global Expense Rationalization Initiatives announced in Fiscal 2013.

(g) For the three and twelve months ended September 30, 2013, reflects $4.1 million and $22.1 million, net of tax, respectively, of restructuring and related charges primarily related to the Global Cost Rationalization Initiatives announced in Fiscal 2013 and the Global Cost Reduction Initiatives announced in Fiscal 2009.

(h) For the three months ended September 30, 2013, reflects $79.4 million, net of tax, related to financing fees and the write off of unamortized debt issuance costs in connection with the refinancing of the Company's 9.5% Notes.

(i) For the twelve months ended September 30, 2014, reflects $7.3 million, net of tax, related to financing fees and the write off of unamortized debt issuance costs in connection with the replacement of the Company's Term Loan.

(j) For the twelve months ended September 30, 2013, reflects $98.2 million, net of tax, related to financing fees and the write off of unamortized debt issuance costs in connection with the extinguishment of the Company's 9.5% Notes and the replacement of the Company's Term Loan and expenses related to the issuance of the 6.375% Notes and 6.625% Notes in connection with the acquisition of the HHI Business.

(k) For the twelve months ended September 30, 2013, reflects a $20.2 million, net of tax, non-cash increase to cost of goods sold related to the sales of inventory that was subject to fair value adjustments in conjunction with the acquisition of the HHI Business.

(l) For the three and twelve months ended September 30, 2014, reflects adjustments to income tax expense of $(7.0) million and $(36.7) million, respectively, to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(m) For the three and twelve months ended September 30,2013,  reflects adjustments to income tax expense of $(5.0) million and $37.1 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(n) Adjustment to reflect the fully diluted net income per share, as adjusted. The US GAAP diluted net loss per share calculation does not take into account the dilutive impact of common stock equivalents as these would be antidilutive given the net loss reported. Therefore the diluted net loss per share is decreased when the dilutive impact of common stock equivalents are taken into consideration. Full dilution is used for this calculation as a result of the adjusted net income.

(o) For the three and twelve months ended September 30,2014,  reflects adjustments of $3.1 million and $3.5 million, net of tax, respectively, for costs related to a key executive onboarding and the accelerated amortization of stock compensation related to a retention agreement entered into with another key executive.

(p) For the twelve months ended September 30, 2013, reflects an adjustment of $1.3 million, net of tax, related to the devaluation of the Venezuelan Bolivar Fuerte.

Table 4

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

For the three months ended September 30, 2014

(Unaudited)

($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.
Net income (loss) attributable to controlling interest, as adjusted (a)	$61.5	$24.5	$18.8	$40.9	$(97.8)	$47.9
Net (income) loss attributable to non-controlling interest	(0.1)	—	—	0.3	—	0.2
Net income (loss), as adjusted (a)	61.4	24.5	18.8	41.2	(97.8)	48.1

Income tax expense	—	—	—	—	15.2	15.2
Interest expense	—	—	—	—	50.4	50.4
Acquisition and integration related charges	1.9	—	0.2	0.4	3.1	5.6
Restructuring and related charges	1.2	1.2	—	4.6	(0.1)	6.9
Other (b)	—	—	—	—	1.3	1.3

Adjusted EBIT	64.5	25.7	19.0	46.2	(27.9)	127.5
Depreciation and amortization (c)	19.7	7.9	3.3	9.1	19.3	59.3
Adjusted EBITDA	$84.2	$33.6	$22.3	$55.3	$(8.6)	$186.8

Note: Amounts calculated prior to rounding.

(a)

It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b)	Other relates to onboarding costs for a key executive.

(c)	Included within depreciation and amortization is amortization of stock based compensation.

Table 4

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

For the year ended September 30, 2014

(Unaudited)

($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.
Net income (loss) attributable to controlling interest, as adjusted (a)	$235.1	$78.7	$88.1	$156.3	$(344.1)	$214.1
Net (income) loss attributable to non-controlling interest	(0.5)	—	—	0.9	—	0.4
Net income (loss), as adjusted (a)	234.6	78.7	88.1	157.2	(344.1)	214.5

Income tax expense	—	—	—	—	59.0	59.0
Interest expense	—	—	—	—	202.1	202.1
Acquisition and integration related charges	7.8	—	1.1	4.4	6.8	20.1
Restructuring and related charges	11.1	3.0	—	8.3	0.5	22.9
Other (b)	—	—	—	—	1.3	1.3

Adjusted EBIT	253.5	81.7	89.2	169.9	(74.4)	519.9
Depreciation and amortization (c)	73.1	31.6	12.6	40.4	46.8	204.5
Adjusted EBITDA	$326.6	$113.3	$101.8	$210.3	$(27.6)	$724.4

Note: Amounts calculated prior to rounding.

(a)

It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b)	Other relates to onboarding costs for a key executive.

(c)	Included within depreciation and amortization is amortization of stock based compensation.

Table 4

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

For the three months ended September 30, 2013

(Unaudited)

($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.
Net income (loss) attributable to controlling interest, as adjusted (a)	$54.9	$25.9	$18.7	$38.3	$(174.5)	$(36.7)
Net loss attributable to non-controlling interest	(0.1)	—	—	—	—	(0.1)
Net income (loss), as adjusted (a)	54.8	25.9	18.7	38.3	(174.5)	(36.8)

Income tax benefit	—	—	—	—	(27.6)	(27.6)
Interest expense	—	—	—	—	183.9	183.9
Acquisition and integration related charges	1.7	0.6	—	3.3	2.3	7.9
Restructuring and related charges	3.3	1.7	0.1	1.2	—	6.3

Adjusted EBIT	59.8	28.2	18.8	42.8	(15.9)	133.7
Depreciation and amortization (b)	17.5	7.6	3.0	11.6	11.3	51.0
Adjusted EBITDA	$77.3	$35.8	$21.8	$54.4	$(4.6)	$184.7

Note: Amounts calculated prior to rounding.

(a)

It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b)	Included within depreciation and amortization is amortization of stock based compensation.

Table 4

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

For the year ended September 30, 2013

(Unaudited)

($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.
Net income (loss) attributable to controlling interest, as adjusted (a)	$214.1	$77.0	$77.7	$75.0	$(499.0)	$(55.2)
Net loss attributable to non-controlling interest	(0.5)	—	—	0.4	—	(0.1)
Net income (loss), as adjusted (a)	213.6	77.0	77.7	75.4	(499.0)	(55.3)
Pre-acquisition earnings of HHI (b)	—	—	—	30.3	—	30.3
Income tax expense	—	—	—	—	27.4	27.4
Interest expense	—	—	—	—	375.6	375.6
Acquisition and integration related charges	6.1	2.2	0.1	7.4	32.6	48.4
Restructuring and related charges	14.8	11.2	0.6	6.2	1.2	34.0
HHI Business inventory fair value adjustment	—	—	—	31.0	—	31.0
Venezuela devaluation	2.0	—	—	—	—	2.0

Adjusted EBIT	236.5	90.4	78.4	150.3	(62.2)	493.4
Depreciation and amortization (c)	67.2	29.6	11.7	31.3	43.9	183.7
Adjusted EBITDA	$303.7	$120.0	$90.1	$181.6	$(18.3)	$677.1

Note: Amounts calculated prior to rounding.

(a)

It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b)

The Pre-acquisition earnings of HHI do not include the TLM Business as stand alone financial data is not available for the periods presented. The TLM Business is not deemed material to the Company's operating results.

(c)	Included within depreciation and amortization is amortization of stock based compensation.

Table 5

SPECTRUM BRANDS HOLDINGS, INC.

Pro Forma Net Sales Comparison

For the three and twelve months ended September 30, 2014 and September 30, 2013

(Unaudited)

(In millions)

	THREE MONTHS			TWELVE MONTHS

	F2014	F2013	INC %	F2014	F2013	INC %
Spectrum Brands Holdings, Inc. Net sales - as reported	$1,178.3	$1,137.7	3.6%	$4,429.1	$4,085.6	8.4%
HHI pre-acquisition Net sales (a)	—	—		—	191.8
Pro Forma Net Sales	$1,178.3	$1,137.7	3.6%	$4,429.1	$4,277.4	3.5%

(a)

Net sales have been adjusted to reflect the acquisition of HHI as if it occurred at the beginning of each period presented. HHI pre-acquisition Net sales do not include the TLM Business as stand alone financial data is not available for the periods presented. The TLM Business is not deemed material to the Company's operating results.

Table 6

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of Cash Flow from Operating Activities to Adjusted Free Cash Flow

For the years ended September 30, 2014, September 30, 2013 and September 30, 2012

(Unaudited)

($ in millions)

	2014	2013	2012
Net Cash provided from Operating Activities	$432	$256	$255
Cash interest charges related to refinancing	—	44	—
Cash acquisition transaction costs	—	36	—
Purchases of property, plant and equipment	(73)	(82)	(47)
Adjusted Free Cash Flow	$359	$254	$208

Table 7

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow

For the year ending September 30, 2015

(Unaudited)

($ in millions)

Forecasted range:

Net Cash provided from Operating Activities	$475 - 485
Purchases of property, plant and equipment	(75) - (85)
Free Cash Flow	$400